     As filed with the Securities and Exchange Commission on June 27, 1997

                                                     Registration No. 333-______

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                    --------------------------------------

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                    --------------------------------------

                           PLAYBOY ENTERPRISES, INC.

            (Exact name of registrant as specified in its charter)

                   Delaware                                36-2258830
(State or Other Jurisdiction of Incorporation)          (I.R.S. Employer
                                                       Identification No.)

                           680 North Lake Shore Drive
                            Chicago, Illinois 60611
                    (Address of principal executive offices)

         Non-qualified Stock Option Agreements dated November 13, 1996 between Playboy Enterprises, Inc. and each of
                    Dennis S. Bookshester and Sol Rosenthal
                            (Full title of the Plan)

                    --------------------------------------


                             Howard Shapiro, Esq.
               Executive Vice President, Law and Administration,
                         General Counsel and Secretary
                           Playboy Enterprises, Inc.
                          680 North Lake Shore Drive
                            Chicago, Illinois 60611
                                (312) 751-8000
                     (Name, address, and telephone number,
                  including area code, of agent for service)

                    --------------------------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                 Proposed            Proposed
                                                                 maximum              maximum
                                           Amount to be       offering price         aggregate            Amount of
Title of securities to be registered        registered          per share         offering price       registration fee
-----------------------------------------------------------------------------------------------------------------------
Class B Common Stock, $.01 par value          20,000           $11.9375(1)           $238,750              $100.00
                                              Shares
=======================================================================================================================


(1) Calculated using the high and low prices of Class B shares in the composite reporting system for June 24, 1997.
===============================================================================

                                    PART II


Item 3.  Incorporation of Documents by Reference

          The Annual Report on Form 10-K of Playboy Enterprises, Inc. (the "Company" or the "Registrant") for the fiscal year ended June 30, 1996, its Quarterly Reports on Form 10-Q for the quarterly periods ending September 30, 1996, December 31, 1996 (as amended by Form 10-Q/A) and March 31, 1997 and the description of the Company's Class A and Class B Common Stock contained in the registration statement on Form 8-A dated May 17, 1990, as amended by Form 8, dated June 7, 1990, and any amendment or report filed for the purpose of updating such description, are incorporated by reference into this registration statement. Any documents filed by the Company subsequent to the filing of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 5.  Interests of Named Experts and Counsel

          Howard Shapiro, Esq., whose opinion regarding the validity of the securities offered hereby is filed as Exhibit 5.1 hereto, is an officer and stockholder of the Company. Mr. Shapiro is the Company's Executive Vice President, Law and Administration, General Counsel and Secretary. As of May 31, 1997, Mr. Shapiro owned beneficially 15 shares of the Company's Class A Common Stock and 30,145 shares of the Company's Class B Common Stock (including 22,500 shares of restricted stock subject to vesting) and held options to purchase 35,000 shares of Class A Common Stock and 135,000 shares of Class B Common Stock.

Item 6.  Indemnification of Directors and Officers

          The Company is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides that a Delaware corporation has the power to indemnify its officers and directors in certain circumstances.

          Subsection (a) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director or officer acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his or her conduct was unlawful.

          Subsection (b) of Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought determines that despite the adjudication of liability such director or officer is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Section 145 of the GCL further provides that (i) to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by such director or officer in connection therewith; (ii) expenses may be advanced by the corporation subject to an undertaking of the person receiving the advance to reimburse such expenses if the person receiving the advance is ultimately determined not to be entitled to indemnification; (iii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled otherwise; and (iv) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

          As permitted by Section 102(b)(7) of the GCL, Article TWELFTH of the Company's Restated Certificate of Incorporation provides that directors of the Company will be exempt from monetary liabilities in certain circumstances, as follows:

          "Directors shall not be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, except for liability (i) for breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

          Article VII, Section 6 of the Company's bylaws provides for indemnification of officers and directors of the Company, to the fullest extent permitted by the GCL, for all expense, liability and loss in connection with any action, suit or proceeding while serving as a director or officer of the Company or as an officer, director or employee of any other entity at the request of the Company. Such indemnification continues as to a person who has ceased to be a director or officer, and inures to the benefit of his or her heirs, executors and administrators. The Company is required to indemnify any officer or director in connection with a proceeding initiated by such officer or director only if such proceeding was authorized by the Board. The right to indemnification includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition subject to receipt by the Company of any required undertaking to repay all amounts so advanced if it shall ultimately be determined that the director or officer is not entitled to be indemnified under the Company's bylaws or otherwise. If an indemnification claim is not paid in full by the Company within ninety days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant is also entitled to be paid the expense of prosecuting that claim. The right to indemnification and payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in the bylaws is not exclusive of any other rights. This section of the bylaws provides further that the Company may maintain insurance to protect any director or officer against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss. The Company maintains such insurance for its directors and officers.

Item 8.  Exhibits

<captiion>

Exhibit Number Description
-------------- -----------
4.1            Form of certificate for shares of the Company's Class B Common
               Stock (incorporated by reference to Exhibit 1.2 of the
               Registration Statement on Form 8-A, dated May 17, 1990, as amended by Form 8, dated May 17, 1990; Commission File No. 1-
               6813)

4.2            Restated Certificate of Incorporation of the Company
               (incorporated by reference to Exhibit 3.1 of the Company's annual report on Form 10-K for the year ended June 30, 1995; Commission
               File No. 1-6813)

4.3 Restated bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's annual report on Form 10-K for the year ended June 30, 1994; Commission File No. 1-6813)

4.4            Form of Non-qualified Stock Option Agreements dated November 13,
               1996 between Playboy Enterprises, Inc. and each of Dennis S.
               Bookshester and Sol Rosenthal

5.1            Opinion of Counsel

23.1           Consent of Coopers & Lybrand L.L.P.

23.2           Consent of Counsel (included in Exhibit 5.1)

Item 9.  Undertakings

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount would not exceed that which is registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange

Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on June 27, 1997.

                              PLAYBOY ENTERPRISES, INC.
                                    (Registrant)

                              By: /s/ Howard Shapiro
                                 -------------------------------------
                                    Howard Shapiro, Executive Vice President,
                                    Law and Administration, General Counsel and
                                    Secretary

          Each of the undersigned, by signing his or her name below, does hereby constitute and appoint Christie Hefner and Howard Shapiro, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 27, 1997.

Signature                                    Title
---------                                    -----

/s/ Christie Hefner                Chairman and Chief Executive Officer
-------------------------          and Director (Principal Executive
Christie Hefner                    Officer)

/s/ Linda Havard                   Chief Financial Officer and
-------------------------          Executive Vice President, Finance
Linda Havard                       and Operations (Principal Financial
                                   and Accounting Officer)

/s/ Dennis S. Bookshester
-------------------------
Dennis S. Bookshester              Director


/s/ David I. Chemerow
-------------------------
David I. Chemerow                  Director


/s/ Sol Rosenthal
-------------------------
Sol Rosenthal                      Director


/s/ Richard S. Rosenzweig
-------------------------
Richard S. Rosenzweig              Director


/s/ Sir Brian Wolfson
-------------------------
Sir Brian Wolfson                  Director

                                 EXHIBIT INDEX

                                                                   Sequentially
Exhibit Number    Description                                      Numbered Page
--------------    -----------                                      -------------
4.1               Form of certificate for shares of the
                  Company's Class B Common Stock (incorporated by
                  reference to Exhibit 1.2 of the Registration
                  Statement on Form 8-A, dated May 17, 1990, as
                  amended by Form 8, dated May 17, 1990;
                  Commission File No. 1-6813)

4.2               Restated Certificate of Incorporation of the
                  Company (incorporated by reference to Exhibit
                  3.1 of the Company's annual report on Form 10-
                  K for the year ended June 30, 1995; Commission
                  File No. 1-6813)

4.3 Restated bylaws of the Company (incorporated by reference to Exhibit 3.2 of the Company's annual report on Form 10-K for the year ended
                  June 30, 1994; Commission File No. 1-6813)

4.4 Form of Non-qualified Stock Option Agreements dated November 13, 1996 between Playboy
                  Enterprises, Inc. and each of Dennis S.
                  Bookshester and Sol Rosenthal

5.1               Opinion of Counsel

23.1              Consent of Coopers & Lybrand L.L.P.

23.2              Consent of Counsel (included in Exhibit 5.1)